                                        Filed Pursuant to Rule 424(b)(5)
                                        Registration No. 333-6319 and 33-6280


           PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED AUGUST 16, 1996.

                                  $200,000,000

                              WACHOVIA CORPORATION
                   6.625% SENIOR NOTES DUE NOVEMBER 15, 2006

                    INTEREST PAYABLE NOVEMBER 15 AND MAY 15
                               ------------------

     The 6.625% Senior Notes due November 15, 2006 (the "Senior Notes") are not redeemable by Wachovia Corporation (the "Corporation") prior to maturity and will not be subject to any sinking fund. The Senior Notes will be unsecured and will rank on a parity with all unsecured and unsubordinated indebtedness of the Corporation.

     The Senior Notes will be represented by one or more Book-Entry Securities registered in the name of the nominee of The Depository Trust Company, as depositary (the "Depositary"). Beneficial interests in the Senior Notes will be shown on, and transfer thereof will be effected only through, records maintained by the Depositary and its participants. Except as described under "Description of Senior Notes -- Book Entry System", Senior Notes in definitive form will not be issued. Settlement for the Senior Notes will be made in immediately available funds. The Senior Notes will trade in the Depositary's Same-Day Funds Settlement System until maturity, and secondary market trading activity in the Senior Notes will therefore settle in immediately available funds. All payments of principal and interest will be made by the Corporation in immediately available funds. See "Description of Senior Notes."
                               ------------------
      THE SENIOR NOTES OFFERED HEREBY ARE NOT DEPOSITS, SAVINGS ACCOUNTS
     OR OTHER OBLIGATIONS OF ANY INSURED DEPOSITARY INSTITUTION OR OTHER SUBSIDIARY OF THE CORPORATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT
            INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                 PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY
                 REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                   OFFENSE.

----------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------
                                                                   UNDERWRITING
                                                   PRICE TO       DISCOUNTS AND      PROCEEDS TO
                                                  PUBLIC(1)       COMMISSIONS(2)  CORPORATION(1)(2)
----------------------------------------------------------------------------------------------------
Per Senior Note...............................      99.986%           .433%            99.553%
----------------------------------------------------------------------------------------------------
Total.........................................    $199,972,000       $866,000        $199,106,000
----------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------

   (1) Plus accrued interest, if any, from November 15, 1996.

   (2) Before deducting expenses payable by the Corporation estimated at
       $100,000.
                               ------------------
     The Senior Notes are offered by the several Underwriters when, as and if issued by the Corporation, delivered to and accepted by the Underwriters and subject to their right to reject orders in whole or in part. It is expected that delivery of the Senior Notes, in book-entry form, will be made through the facilities of The Depository Trust Company on or about November 15, 1996, against payment in immediately available funds.
                               ------------------
SMITH BARNEY INC.                                    MORGAN STANLEY & CO.
                                                         INCORPORATED
November 12, 1996.

IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SENIOR NOTES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                              WACHOVIA CORPORATION

     Wachovia Corporation (the "Corporation") is a bank holding company organized in 1985 under the laws of the State of North Carolina. The Corporation is the 20th largest bank holding company in the United States, based on total assets at September 30, 1996. At September 30, 1996, the Corporation had consolidated assets of $47.5 billion, consolidated loans net of unearned income of $31.5 billion, consolidated deposits of $27.4 billion and consolidated shareholders' equity of $3.7 billion. The Corporation's principal assets consist of all the outstanding common stock of Wachovia Bank of North Carolina, N.A., Wachovia Bank of Georgia, N.A. and Wachovia Bank of South Carolina, N.A., national banking associations organized under the laws of the United States.

     Wachovia Bank of North Carolina, N.A. provides personal, commercial, trust and institutional banking services through 219 full-service banking offices in 95 North Carolina cities and communities and one corporate and private banking office in Norfolk, Virginia. In addition, it has a foreign branch in Grand Cayman and an Edge Act subsidiary, Wachovia International Banking Corporation, with branch offices in New York City, Charlotte, North Carolina, Columbia, South Carolina and Atlanta, Georgia. At September 30, 1996, Wachovia Bank of North Carolina, N.A. had total assets of $27.5 billion and total deposits of $13.7 billion.

     Wachovia Bank of Georgia, N.A. provides a full range of banking services through its network of 125 offices in 49 cities and communities in Georgia, and a foreign branch in Grand Cayman. At September 30, 1996, Wachovia Bank of Georgia, N.A. had total assets of $18.8 billion and total deposits of $9.0 billion.

     Wachovia Bank of South Carolina, N.A. provides full service banking through 142 offices in 64 South Carolina cities and communities and a foreign branch in the Cayman Islands. At September 30, 1996, Wachovia Bank of South Carolina, N.A. had total assets of $7.3 billion and total deposits of $5.5 billion.

     The Corporation also has bank-related subsidiaries engaged in mortgage banking, discount brokerage and credit-related insurance.

     The Corporation has dual executive offices located at 301 North Main Street, Winston-Salem, North Carolina 27150 and 191 Peachtree Street, N.E., Atlanta, Georgia 30303, and its telephone numbers are (910) 770-5000 and (404) 332-5000, respectively.

                CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

     The consolidated ratio of earnings to fixed charges of the Corporation for the nine months ended September 30, 1996 was 1.55x including interest on deposits and 2.14x excluding interests on deposits.

                          DESCRIPTION OF SENIOR NOTES

     The following description of the Senior Notes (referred to in the accompanying Prospectus as the "Securities") supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Securities set forth in the accompanying Prospectus, to which description reference is hereby made. Capitalized terms used and not defined herein have the meaning set forth in the accompanying Prospectus.

GENERAL

     The Senior Notes will be limited to $200,000,000 aggregate principal amount and will mature on November 15, 2006. Interest on the Senior Notes will be payable at the rate per annum shown on the cover page of this Prospectus Supplement from November 15, 1996, or from the most recent Interest Payment Date to which interest has been paid or provided for, semiannually on May 15 and November 15 of each year, commencing on May 15, 1997, to the persons in whose names the Senior Notes are registered at the close of business on the May 1 and November 1, as the case may be, next preceding such Interest Payment Date. The Senior Notes will not be redeemable by the Corporation, in whole or in part, prior to their final stated maturity and do not provide for any sinking fund. The Senior Notes will be unsecured and will rank on a parity with all unsecured and unsubordinated indebtedness of the Corporation.

BOOK-ENTRY SYSTEM

     The Senior Notes initially will be represented by one or more book-entry securities (the "Book-Entry Securities") deposited with the Depositary and registered in the name of a nominee of the Depositary. The term "Depositary" refers to The Depository Trust Company or any successor depositary. Except as set forth below, the Senior Notes will be available for purchase in denominations of $1,000 and integral multiples thereof in book-entry form only. Except in the limited circumstances as described under "Description of Securities -- Book-Entry Securities" in the Prospectus, owners of beneficial interests in the Book-Entry Securities will not be entitled to have Senior Notes represented by such Book-Entry Securities registered in their names, will not receive or be entitled to receive physical delivery of such Senior Notes in definitive form, and will not be considered the owners or holders thereof under the Indenture.

     The Depositary has advised the Corporation that it is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. The Depositary was created to hold securities of persons who have accounts with the Depositary ("participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations and certain other organizations, some of which (and/or their representatives) own the Depositary. Access to the Depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

     For additional information regarding the Book-Entry System see "Description of Securities -- Book-Entry Securities" in the Prospectus.

SAME-DAY SETTLEMENT AND PAYMENT

     Settlement for the Senior Notes will be made in immediately available funds. All payments of principal and interest will be made by the Corporation in immediately available funds. The Senior Notes will trade in the Depositary's Same-Day Funds Settlement System until maturity, and therefore the Depositary will require secondary trading activity in the Senior Notes to be settled in immediately available funds. Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearinghouse (next day) funds. No assurance can be given as to the effect, if any, of settlements in immediately available funds on trading activity in the Senior Notes.

                                  UNDERWRITING

     Under the terms and subject to the conditions contained in an Underwriting Agreement dated November 12, 1996 (the "Underwriting Agreement"), the Underwriters named below (the "Underwriters") have severally but not jointly agreed to purchase from the Corporation the following respective principal amounts of the Senior Notes:

                                                                                  PRINCIPAL
                                  UNDERWRITER                                       AMOUNT
-------------------------------------------------------------------------------  ------------
Smith Barney Inc...............................................................  $100,000,000
Morgan Stanley & Co. Incorporated..............................................   100,000,000
                                                                                 ------------
          Total................................................................  $200,000,000
                                                                                  ===========

     The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will be obligated to purchase all of the Senior Notes if any are purchased. The Underwriting Agreement provides that, in the event of a default by an Underwriter, in certain circumstances the purchase commitments of non-defaulting Underwriters may be increased or the Underwriting Agreement may be terminated.

     The Corporation has been advised by the Underwriters that they propose to offer the Senior Notes to the public initially at the public offering price set forth on the cover page of this Prospectus Supplement and to certain dealers at such price less a concession of .30% of the principal amount per Senior Note, and the Underwriters and such dealers may allow a discount of .25% of such principal amount per Senior Note on sales to certain other dealers. After the initial public offering, the public offering price and concession and discount to dealers may be changed by the Underwriters.

     The Senior Notes are a new issue of securities with no established trading market. The Underwriters have advised the Corporation that one or more of them intend to act as market makers for the Senior Notes. However, the Underwriters are not obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Senior Notes.

     The Corporation has agreed to indemnify the several Underwriters against certain liabilities, including civil liabilities under the Securities Act of 1933, as amended, or contribute to payments which the Underwriters may be required to make in respect thereof.

     The Underwriters and their affiliates may be customers of, engage in transactions with and perform services for the Corporation and its subsidiaries in the ordinary course of business.

PROSPECTUS

                              WACHOVIA CORPORATION

                             SENIOR DEBT SECURITIES

                          SUBORDINATED DEBT SECURITIES
                             ---------------------

     Wachovia Corporation (the "Corporation") may offer from time to time up to $1,200,000,000 aggregate principal amount (or its equivalent based on the applicable exchange rate at the time of offering if denominated in foreign currencies) of its unsecured debt securities (the "Securities") consisting of
(i) up to $200,000,000 aggregate principal amount of its senior debt securities (the "Senior Securities"), and (ii) up to $1,000,000,000 aggregate principal amount of its subordinated debt securities (the "Subordinated Securities"), each on terms to be determined by market conditions at the time of sale. As used herein, the Securities shall include securities denominated in U.S. dollars or, if so specified in the applicable Prospectus Supplement, in any other currency, including composite currencies such as the European Currency Unit. The Securities may be sold directly by the Corporation to the public or through agents designated from time to time, through underwriting syndicates led by one or more managing underwriters or through one or more underwriters acting alone.

     The specific aggregate principal amount, maturity, rate and time of payment of interest, if any, purchase price, any terms for redemption or other special terms relating to the Securities in respect of which this Prospectus is being delivered ("Offered Securities") are set forth in the accompanying Prospectus Supplement (the "Prospectus Supplement"), together with the terms of offering of the Offered Securities.

     The Senior Securities, when issued, will be unsecured and will rank on a parity with all unsecured and unsubordinated indebtedness of the Corporation. The Subordinated Securities, when issued, will be unsecured and will be subordinate to Senior Indebtedness of the Corporation and, under certain circumstances, to Additional Senior Obligations of the Corporation, each as defined herein. Payment of principal of the Subordinated Securities may be accelerated only in the case of the bankruptcy of the Corporation. There is no right of acceleration in the case of a default in the payment of the principal of, or any premium or interest on, the Subordinated Securities or in the performance of any covenant or agreement of the Corporation.

     The Securities of a series may be issued in definitive registered form without coupons ("Registered Securities") or in the form of one or more book-entry securities in registered form ("Book-Entry Securities").

     If any agent of the Corporation, or any underwriter, is involved in the sale of the Securities offered hereby, the name of such agent or underwriter and any applicable commissions or discounts are set forth in, or may be calculated from, the Prospectus Supplement, and the net proceeds to the Corporation from such sale will be the purchase price of such Securities less such commissions or discounts and the other attributable issuance and distribution expenses. See "Plan of Distribution" for possible indemnification arrangements for agents or underwriters.
                             ---------------------
     THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE SALES OF OFFERED SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT. THE SECURITIES WILL BE UNSECURED OBLIGATIONS OF THE CORPORATION, WILL NOT BE SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR NONBANK SUBSIDIARY OF THE CORPORATION AND WILL NOT BE INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND OR ANY OTHER GOVERNMENT AGENCY.
                             ---------------------
 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
         PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                   OFFENSE.
                             ---------------------
                The date of this Prospectus is August 16, 1996.

                             AVAILABLE INFORMATION

     The Corporation is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission, at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the Commission's Regional Offices in New York (13th Floor, 7 World Trade Center, New York, New York 10048) and Chicago (Suite 1400, 500 West Madison Street, Chicago, Illinois 60661-2511), and copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, at prescribed rates. In addition, such material can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. This Prospectus does not contain all the information set forth in the Registration Statement on Form S-3 of which this Prospectus is a part and the exhibits thereto which the Corporation has filed with the Commission under the Securities Act of 1933 (the "Securities Act") and to which reference is hereby made.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Corporation hereby incorporates by reference in this Prospectus the following reports filed with the Commission pursuant to Section 13 of the Exchange Act: (a) the Corporation's Annual Report on Form 10-K for the year ended December 31, 1995; and (b) the Corporation's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996 and June 30, 1996.

     All documents filed by the Corporation pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities offered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     THE CORPORATION WILL PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM THIS PROSPECTUS IS DELIVERED, UPON THE WRITTEN OR ORAL REQUEST OF ANY SUCH PERSON, A COPY OF ANY OR ALL OF THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE (OTHER THAN EXHIBITS TO SUCH DOCUMENTS WHICH ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE IN SUCH DOCUMENTS). WRITTEN REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO WACHOVIA CORPORATION, 100 NORTH MAIN STREET, WINSTON-SALEM, NORTH CAROLINA 27101, ATTENTION: GENERAL COUNSEL. TELEPHONE REQUESTS MAY BE DIRECTED TO (910) 770-5000.

                              WACHOVIA CORPORATION

     Wachovia Corporation (the "Corporation") is a bank holding company organized in 1985 under the laws of the State of North Carolina. The Corporation is the 20th largest bank holding company in the United States, based on total assets at June 30, 1996. At June 30, 1996, the Corporation had consolidated assets of $46.0 billion, consolidated loans net of unearned income of $30.7 billion, consolidated deposits of $26.0 billion and consolidated shareholders' equity of $3.7 billion. The Corporation's principal assets consist of all the outstanding common stock of Wachovia Bank of North Carolina, N.A., Wachovia Bank of Georgia, N.A. and Wachovia Bank of South Carolina, N.A., national banking associations organized under the laws of the United States.

     Wachovia Bank of North Carolina, N.A. provides personal, commercial, trust and institutional banking services through 219 full-service banking offices in 95 North Carolina cities and communities and one corporate and private banking office in Norfolk, Virginia. In addition, it has a foreign branch in Grand Cayman and an Edge Act subsidiary, Wachovia International Banking Corporation, with branch offices in

New York City, Charlotte, North Carolina, Columbia, South Carolina and Atlanta, Georgia. At June 30, 1996, Wachovia Bank of North Carolina, N.A. had total assets of $26.9 billion and total deposits of $12.5 billion.

     Wachovia Bank of Georgia, N.A. provides a full range of banking services through its network of 126 offices in 49 cities and communities in Georgia, and a foreign branch in Grand Cayman. At June 30, 1996, Wachovia Bank of Georgia, N.A. had total assets of $18.1 billion and total deposits of $8.5 billion.

     Wachovia Bank of South Carolina provides full service banking through 143 offices in 64 South Carolina cities and communities and a foreign branch in the Cayman Islands. At June 30, 1996, Wachovia Bank of South Carolina, N.A. had total assets of $7.3 billion and total deposits of $5.5 billion.

     The Corporation also has bank-related subsidiaries engaged in mortgage banking, credit card services, discount brokerage, savings and loan activities and credit-related insurance.

     The Corporation has dual executive offices located at 100 North Main Street, Winston-Salem, North Carolina 27101 and 191 Peachtree Street, N.E., Atlanta, Georgia 30303, and its telephone numbers are (910) 770-5000 and (404) 332-5000, respectively.

                       CERTAIN REGULATORY CONSIDERATIONS

GENERAL

     As a bank holding company, the Corporation is subject to the regulation and supervision of the Federal Reserve Board. The Corporation's subsidiary banks (the "Subsidiary Banks"), as national banking associations, are subject to supervision and examination by the Office of the Comptroller of the Currency (the "Comptroller") and the Federal Deposit Insurance Corporation (the "FDIC"). In addition, as a savings and loan holding company, the Corporation is registered with the Office of Thrift Supervision ("OTS") and is subject to OTS regulations, supervision and reporting requirements. The Corporation's subsidiary savings bank, Atlantic Savings Bank, F.S.B. ("Atlantic"), also is subject to supervision and examination by OTS. The Subsidiary Banks and Atlantic are also subject to various requirements and restrictions, including requirements to maintain reserves against deposits, restrictions on the types and amounts of loans that may be granted and the interest that may be charged thereon, and limitations on the types of investments that may be made and the types of services that may be offered. Various consumer laws and regulations also affect the operations of the Subsidiary Banks and Atlantic. In addition to the impact of regulation, commercial banks and savings banks are affected significantly by the actions of the Federal Reserve Board as it attempts to control the money supply and credit availability in order to influence the economy.

     The federal banking agencies have broad enforcement powers over depository institutions, including the power to terminate deposit insurance, to impose substantial fines and other civil and criminal penalties, and to appoint a conservator or receiver if any of a number of conditions are met. The federal banking agencies also have broad enforcement powers over bank holding companies, including the power to impose substantial fines and other civil and criminal penalties.

     Almost every aspect of the operations and financial condition of the Subsidiary Banks is subject to extensive regulation and supervision and to various requirements and restrictions under federal and state law, including requirements governing capital adequacy, liquidity, earnings, dividends, reserves against deposits, management practices, branching, loans, investments and the provision of services. The activities and operations of the Corporation also are subject to extensive federal supervision and regulation which, among other things, limit non-banking activities, impose minimum capital requirements and require approval to acquire 5% of any class of voting shares or substantially all of the assets of a bank or other company. In addition to the impact of regulation, banks and bank holding companies may be significantly affected by legislation, which can change banking statutes in substantial and unpredictable ways, and by the actions of the Federal Reserve Board as it attempts to control the money supply and credit availability in order to influence the economy.

PAYMENT OF DIVIDENDS AND OTHER RESTRICTIONS

     The Corporation is a legal entity separate and distinct from its subsidiaries, including the Subsidiary Banks and Atlantic. There are various legal and regulatory limitations on the extent to which the Corporation's subsidiaries, including its bank subsidiaries and its savings and loan subsidiary, can finance or otherwise supply funds to the Corporation.

     The principal source of the Corporation's cash revenues is dividends from its subsidiaries and there are certain legal restrictions under federal and state law on the payment of dividends by such subsidiaries. The prior approval of the Comptroller is required if the total of all dividends declared by any national banking association in any calendar year exceeds the bank's net profits (as defined) for that year combined with its retained net profits for the preceding two calendar years, less any required transfers to surplus or a fund for the retirement of any preferred stock. In addition, a dividend may not be paid in excess of a bank's "undivided profits then on hand," after deduction therefrom of losses in excess of the "allowance for loan and lease losses," as such terms are defined in the applicable regulations. The relevant regulatory agencies also have authority to prohibit a bank holding company, which would include Wachovia Corporation, or a national banking association from engaging in what, in the opinion of such regulatory body, constitutes an unsafe or unsound practice in conducting its business. The payment of dividends could, depending upon the financial condition of the subsidiary, be deemed to constitute such an unsafe or unsound practice. Under applicable law, as a savings bank, Atlantic must give the OTS 30 days prior notice of any proposed payment of dividends.

     Retained earnings of the Corporation's banking subsidiaries available for payment of cash dividends under all applicable regulations without obtaining governmental approval were approximately $532 million as of December 31, 1995.

     In addition, the Subsidiary Banks and their subsidiaries are subject to limitations under Section 23A of the Federal Reserve Act with respect to extensions of credit to, investments in, and certain other transactions with, the Corporation and its other subsidiaries. Furthermore, loans and extensions of credit are also subject to various collateral requirements.

CAPITAL ADEQUACY

     The federal bank regulatory agencies have adopted minimum risk-based and leverage capital guidelines for United States banking organizations. The minimum required risk-based capital ratio of qualifying total capital to risk-weighted assets (including certain off-balance-sheet items, such as standby letters of credit) is 8%, of which 4% must consist of Tier 1 capital. As of June 30, 1996, the Corporation's total risk-based capital ratio was 13.04%, including 9.05% of Tier 1 capital. The minimum required leverage capital ratio (Tier 1 capital to average total assets) is 3% for banking organizations that meet certain specified criteria, including that they have the highest regulatory rating. A higher leverage ratio may apply under certain circumstances. As of June 30, 1996, the Corporation's leverage capital ratio was 8.12%.

     Failure to meet capital guidelines can subject a banking organization to a variety of enforcement remedies, including additional substantial restrictions on its operations and activities, termination of deposit insurance by the FDIC, and under certain conditions the appointment of a receiver or conservator.

     Federal banking statutes establish five capital categories for depository institutions ("well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized"), and impose significant restrictions on the operations of an institution that is not at least adequately capitalized. Under certain circumstances, an institution may be downgraded to a category lower than that warranted by its capital levels, and subjected to the supervisory restrictions applicable to institutions in the lower capital category. A depository institution is generally prohibited from making capital distributions (including paying dividends) or paying management fees to a holding company if the institution would thereafter be undercapitalized. Adequately capitalized institutions may accept brokered deposits only with a waiver from the FDIC, while undercapitalized institutions may not accept, renew, or roll over brokered deposits.

     An undercapitalized depository institution is also subject to restrictions in a number of areas, including asset growth, acquisitions, branching, new lines of business, and borrowing from the Federal Reserve System. In addition, an undercapitalized depository institution is required to submit a capital restoration plan. A depository institution's holding company must guarantee the capital plan up to an amount equal to the lesser of 5% of the depository institution's assets at the time it becomes undercapitalized or the amount needed to restore the capital of the institution to the levels required for the institution to be classified as adequately capitalized at the time the institution fails to comply with the plan and any such guarantee would be entitled to a priority of payment in bankruptcy. A depository institution is treated as if it is significantly undercapitalized if it fails to submit a capital plan that is based on realistic assumptions and is likely to succeed in restoring the depository institution's capital.

     Significantly undercapitalized depository institutions may be subject to a number of additional significant requirements and restrictions, including requirements to sell sufficient voting stock to become adequately capitalized, to replace or improve management, to reduce total assets, to cease acceptance of correspondent bank deposits, to restrict senior executive compensation and to limit transactions with affiliates. Critically undercapitalized depository institutions are further subject to restrictions on paying principal or interest on subordinated debt, making investments, expanding, acquiring or selling assets, extending credit for highly-leveraged transactions, paying excessive compensation, amending their charters or bylaws and making any material changes in accounting methods. In general, a receiver or conservator must be appointed for a depository institution within 90 days after the institution is deemed to be critically undercapitalized.

SUPPORT OF SUBSIDIARY BANKS

     Under Federal Reserve Board policy, the Corporation is expected to act as a source of financial strength to, and to commit resources to support, each of the Subsidiary Banks. This support may be required at times when, absent such Federal Reserve Board policy, the Corporation may not be inclined to provide it. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.

     A depository institution insured by the FDIC can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC in connection with the default of a commonly controlled FDIC-insured depository institution or any assistance provided by the FDIC to any commonly controlled FDIC-insured depository institution "in danger of default". "Default" is defined generally as the appointment of a conservator or receiver and "in danger of default" is defined generally as the existence of certain conditions indicating that a default is likely to occur in the absence of regulatory assistance. Liability for the losses of commonly-controlled depository institutions can lead to the failure of some or all depository institutions in a holding company structure, if the remaining institutions are unable to pay the liability assessed by the FDIC. Any obligation or liability owed by a subsidiary bank to its parent company is subordinate to the subsidiary bank's cross-guarantee liability for losses of commonly-controlled depository institutions.

FDIC INSURANCE ASSESSMENTS

     The Subsidiary Banks are subject to FDIC deposit insurance assessments. The FDIC has authority to raise or lower assessment rates on insured deposits in order to achieve certain designated reserve ratios in the Bank Insurance Fund ("BIF") and the Savings Association Insurance Fund ("SAIF") and to impose special additional assessments. The FDIC applies a risk-based assessment system that places each financial institution into one of nine risk categories, based on capital levels and supervisory criteria and an evaluation of the bank's risk to the BIF or SAIF, as applicable. The current FDIC premium schedule for the SAIF ranges from 0.23% to 0.31% of deposits. The current FDIC premium schedule for the BIF (effective January 1, 1996) ranges from 0% (subject to a $2,000 minimum) to 0.27%.

                CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

     The following unaudited table presents the consolidated ratio of earnings to fixed charges of the Corporation for the periods indicated. The consolidated ratio of earnings to fixed charges has been computed by dividing net income plus all applicable income taxes plus fixed charges by fixed charges. Fixed charges represent all interest expense (ratios are presented both excluding and including interest on deposits), and the portion of net rental expense which is deemed to be equivalent to interest on long-term debt. Interest expense (other than on deposits) includes interest on long-term debt, federal funds purchased and securities sold under agreements to repurchase, mortgages, commercial paper and other funds borrowed.

                                                        SIX MONTHS         YEAR ENDED DECEMBER 31,
                                                           ENDED       --------------------------------
                                                       JUNE 30, 1996   1995   1994   1993   1992   1991
                                                       -------------   ----   ----   ----   ----   ----
Including interest on deposits.......................       1.55       1.54   1.72   1.81   1.61   1.19
Excluding interest on deposits.......................       2.41       2.13   2.48   3.32   3.57   1.71

                                USE OF PROCEEDS

     The net proceeds from the sale of the Securities will be used for general corporate purposes, principally to fund investments in, or extensions of credit to, the Corporation's banking and nonbanking subsidiaries. The Corporation also may use such proceeds to allow its subsidiaries to repay borrowings incurred by such subsidiaries. Except as otherwise described in the Prospectus Supplement, specific allocations of the proceeds to such purposes will not have been made at the date of the Prospectus Supplement, although management of the Corporation will have determined that funds should be borrowed at that time in anticipation of future funding or capital requirements of its subsidiaries. The precise amount and timing of such investments in and extensions of credit to the subsidiaries will depend upon their funding requirements and the availability of other funds to the Corporation and its subsidiaries. In addition to the foregoing, the Corporation may also use a portion of the net proceeds to fund possible acquisitions if suitable opportunities develop in the future. Based upon the anticipated future financing requirements of the Corporation and its subsidiaries, the Corporation expects that it will, from time to time, engage in additional financings of a character and in amounts to be determined.

                           DESCRIPTION OF SECURITIES

GENERAL

     The following sets forth certain general terms and provisions of the Securities offered hereby. The particular terms of the Securities offered by any Prospectus Supplement will be described in the Prospectus Supplement relating to such Offered Securities (the "Applicable Prospectus Supplement").

     The Senior Securities are to be issued under an Indenture dated as of August 15, 1996 (the "Senior Indenture") between the Corporation and The Chase Manhattan Bank, as trustee (the "Senior Trustee"). The Subordinated Securities are to be issued under an Indenture dated as of March 1, 1993 (the "Subordinated Indenture") between the Corporation and Mellon Bank, N.A., as trustee (the "Subordinated Trustee"). Copies of the Senior Indenture and the Subordinated Indenture (collectively, the "Indentures") are included as exhibits to the Registration Statement of which this Prospectus is a part. The following summaries of certain provisions of the Securities and the Indentures do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indenture applicable to a particular series of Senior Securities or Subordinated Securities (the "Applicable Indenture"), including the definitions therein of certain terms. References to the "Applicable Trustee" refer to the Senior Trustee or the Subordinated Trustee, as the context indicates. Wherever particular Sections, Articles or defined terms of the Indentures are referred to, it is intended that such Sections, Articles or defined terms shall be incorporated herein by reference. Article and Section references used herein are references to the Applicable Indenture except where specific reference is made to either the Senior Indenture or the Subordinated Indenture.

Capitalized terms not otherwise defined in this Prospectus shall have the meanings given to them in the Applicable Indenture.

     The Senior Securities will be unsecured and will rank on a parity with all unsecured and unsubordinated indebtedness of the Corporation. The Senior Indenture contains covenants prohibiting the Corporation from disposing of, or permitting the issuance of, capital stock of specified subsidiaries under certain circumstances. See "Restrictive Covenants Applicable to Senior Securities." The Subordinated Securities will be unsecured and will be subordinated and junior to all Senior Indebtedness and, in certain circumstances relating to the dissolution, winding-up, liquidation or reorganization of the Corporation, to all Additional Senior Obligations (each as defined below under "Subordination of Subordinated Securities"). The Subordinated Indenture does not contain covenants prohibiting the Corporation from disposing of voting stock of its subsidiaries, including the stock of any of its banking subsidiaries. Events of default as to which payment of the principal of the Subordinated Securities may be accelerated are limited to events relating to the bankruptcy of the Corporation. See "Subordination of Subordinated Securities" and "Events of Default; Limited Rights of Acceleration for Subordinated Securities."

     The Indentures do not limit the amount of Securities that may be issued thereunder and provide that Securities may be issued thereunder from time to time in one or more series. (Section 301) Neither the Indentures nor the Securities will limit or otherwise restrict the amount of other indebtedness which may be incurred by the Corporation or any of its subsidiaries. In addition, the Indentures and the Securities will not contain any provision that would require the Corporation to repurchase or redeem or otherwise modify the terms of the Securities upon a change in control or other events involving the Corporation that may adversely affect the credit quality of the Corporation.

     Because the Corporation is a holding company, its rights and the rights of its creditors, including the holders of the Securities, to participate in the assets of any subsidiary upon the liquidation or reorganization of such a subsidiary will be subject to the prior claims of such subsidiaries' creditors (including, in the case of a subsidiary bank, its depositors) except to the extent that the Corporation may itself be a creditor with recognized claims against the subsidiary. Claims on subsidiaries of the Corporation by creditors other than the Corporation include claims with respect to long-term debt and substantial obligations with respect to deposit liabilities, federal funds purchased, securities sold under repurchase agreements and other short-term borrowings. See "Wachovia Corporation."

     Unless otherwise indicated in the Applicable Prospectus Supplement, principal of and premium, if any, and interest on the Securities will be payable at the office or agency of the Senior Trustee maintained for such purpose in New York, New York for Senior Securities, and at the office or agency of the Subordinated Trustee in Philadelphia, Pennsylvania for Subordinated Securities, and at any other office or agency maintained by the Corporation for such purposes, except that, at the option of the Corporation, interest may be paid by mailing a check to the address of the person entitled thereto as it appears on the Security Register. The transfer of Securities (other than Book-Entry Securities) will be registrable for each series of Securities at the corporate trust office of the Applicable Trustee. (Sections 301, 305 and 1002) The corporate trust offices of the Senior Trustee and the Subordinated Trustee are located in New York, New York and Philadelphia, Pennsylvania, respectively. Interest on the Securities will be payable to the person in whose name the Securities are registered at the close of business on the Regular Record Date designated for an Interest Payment Date. (Section 307) The Securities will be issued only in fully registered form without coupons and, unless otherwise indicated in the Applicable Prospectus Supplement, in denominations of $1,000 or integral multiples thereof. (Section 302) No service charge will be required for any registration of transfer or exchange of the Securities, but the Corporation may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection therewith other than certain exchanges not involving any transfer. (Section 305)

     The Applicable Prospectus Supplement will describe the following terms of the Offered Securities: (a) the title of the Offered Securities; (b) whether the Offered Securities are Senior Securities or Subordinated Securities; (c) any limit on the aggregate principal amount of the Offered Securities; (d) the date or dates on which the Offered Securities will mature; (e) the rate or rates (which may be fixed or variable) per annum at which the Offered Securities will bear interest, if any, the date or dates from which such interest, if any, will accrue, the dates on which such interest, if any, will be payable and the Regular Record Dates for such Interest Payment Dates; (f) the place or places, if any, in addition to the office or agency of the Applicable Trustee, where the principal of and premium, if any, and interest on the Offered Securities will be payable; (g) the period or periods within which, the price or prices at which and the terms and conditions upon which the Offered Securities may be redeemed, in whole or in part, at the option of the Corporation; (h) the obligation, if any, of the Corporation to redeem or purchase the Offered Securities pursuant to any sinking fund or analogous provisions or at the option of a Holder thereof and the period or periods within which, the price or prices at which and the terms and conditions upon which Offered Securities shall be redeemed or purchased, in whole or in part, pursuant to such obligation; (i) if other than denominations of $1,000 and any integral multiple thereof, the denominations in which the Offered Securities will be issuable; (j) the currency or currencies of payment of principal of and premium, if any, and interest on the Offered Securities if other than the currency of the United States of America; (k) any index used to determine the amount of payment of principal of, premium, if any, or interest on the Offered Securities; (l) if other than the principal amount thereof, the portion of the principal amount of the Offered Securities which will be payable upon the declaration of acceleration of the Maturity thereof, (m) the law which will govern the terms of the Securities; (n) information with respect to book-entry procedures, if any; and (o) any other terms of the Offered Securities. (Section 301)

     Securities may be issued as Original Issue Discount Securities to be offered and sold at a substantial discount below their stated principal amount. Federal income tax consequences and other special considerations applicable to any such Original Issue Discount Securities will be described in the Applicable Prospectus Supplement. "Original Issue Discount Security" means any security which provides for an amount less than the principal amount thereof to be due and payable upon the declaration of acceleration of the Maturity thereof upon the occurrence of an Event of Default and the continuation thereof. (Section
101)

BOOK-ENTRY SECURITIES

     The Securities of a series may be issued in the form of one or more Book-Entry Securities that will be deposited with a Depositary or its nominee identified in the Applicable Prospectus Supplement. (Section 301) In such a case, one or more Book-Entry Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of Outstanding Securities of the series to be represented by such Book-Entry Security or Securities. Unless and until it is exchanged in whole or in part for Securities in definitive registered form, a Book-Entry Security may not be transferred except as a whole by the Depositary for such Book-Entry Security to a nominee of such Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor of the Depositary or a nominee of such successor. (Section 305)

     The specific terms of the depositary arrangement with respect to any portion of a series of Securities to be represented by a Book-Entry Security will be described in the Applicable Prospectus Supplement. The Corporation anticipates that the following provisions will apply to all depositary arrangements.

     Upon the issuance of a Book-Entry Security, the Depositary for such Book-Entry Security or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the Securities represented by such Book-Entry Security to the accounts of persons that have accounts with such Depositary ("participants"). Such accounts shall be designated by the underwriters or agents with respect to such Securities or by the Corporation if such Securities are offered and sold directly by the Corporation. Participants include securities brokers and dealers, banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants"). Persons who are not participants may beneficially own Book-Entry Securities held by the Depositary only through participants or indirect participants.

     Ownership of beneficial interests in any Book-Entry Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary or its nominee (with respect to interests of participants) for such Book-Entry Security and on the records of participants (with respect to interests of indirect participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws, as well as the limits on participation in the Depositary's book-entry system, may impair the ability to transfer beneficial interests in a Book-Entry Security.

     So long as the Depositary or its nominee is the registered owner of a Book-Entry Security, such Depositary or such nominee will be considered the sole owner or holder of the Securities represented by such Book-Entry Security for all purposes under the Applicable Indenture. Except as provided below, owners of beneficial interests in Securities represented by Book-Entry Securities will not be entitled to have Securities of the series represented by such Book-Entry Security registered in their names, will not receive or be entitled to receive physical delivery of such Securities in definitive form, and will not be considered the owners or holders thereof under the Applicable Indenture.

     Payments of principal of and any premium and interest on Securities registered in the name of the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of the Book-Entry Security representing such Securities. The Corporation expects that the Depositary for a series of Securities or its nominee, upon receipt of any payment of principal, premium or interest, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Book-Entry Security for such Securities, as shown on the records of such Depositary or its nominee. The Corporation also expects that payments by participants and indirect participants to owners of beneficial interests in such Book-Entry Security held through such persons will be governed by standing instructions and customary practices, as is now the case with securities registered in "street name," and will be the responsibility of such participants and indirect participants. Neither the Corporation, the Applicable Trustee, any Authenticating Agent, any Paying Agent nor the Security Registrar for such Securities will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the Book-Entry Security for such Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. (Section 311)

     If the Depositary for Securities of a series notifies the Corporation that it is unwilling or unable to continue as Depositary or if at any time the Depositary ceases to be a clearing agency registered under the Exchange Act, the Corporation has agreed to appoint a successor depositary. If such a successor is not appointed by the Corporation with 90 days, the Corporation will issue Securities of such series in definitive registered form in exchange for the Book-Entry Security representing such series of Securities. In addition, the Corporation may at any time and in its sole discretion determine that the Securities of any series issued in the form of one or more Book-Entry Securities shall no longer be represented by such Book-Entry Security or Securities and, in such event, will issue Securities of such series in definitive registered form in exchange for such Book-Entry Security or Securities representing such series of Securities. Further, if the Corporation so specifies with respect to the Securities of a series, or if an Event of Default, or an event which with notice, lapse of time or both would be an Event of Default with respect to the Securities of such series has occurred and is continuing, an owner of a beneficial interest in a Book-Entry Security representing Securities of such series may receive Securities of such series in definitive registered form. In any such instance, an owner of a beneficial interest in a Book-Entry Security will be entitled to physical delivery in definitive registered form of Securities of the series represented by such Book-Entry Security equal in principal amount to such beneficial interest and to have such Securities registered in its name. (Section 305) Securities so issued in definitive form will be issued in denominations of $1,000 and integral multiples thereof and will be issued in registered form only, without coupons.

RESTRICTIVE COVENANTS APPLICABLE TO SENIOR SECURITIES

     The Senior Indenture contains a covenant that the Corporation will not directly or indirectly, (a) sell or permit to be issued any shares of capital stock of a Principal Subsidiary Bank (other than directors' qualifying shares) or any shares of capital stock of a Principal Subsidiary or any securities convertible into or rights to subscribe to such capital stock, unless, after giving effect to such transaction and to shares issuable upon conversion or exercise of rights into such capital stock, at least 80% of the outstanding shares of capital stock of each class of such Principal Subsidiary or Principal Subsidiary Bank shall be owned at the time, directly or indirectly, by the Corporation or (b) pay any dividend or make any other distribution in capital stock of a Principal Subsidiary Bank or of any Principal Subsidiary, unless the Principal Subsidiary Bank to which the transaction relates, having obtained any necessary regulatory approvals, unconditionally guarantees payment of the principal of and any premium and interest on the Senior Securities. (Section 1005 of the Senior Indenture) The term "Principal Subsidiary" or "Principal Subsidiary Bank" is defined to mean any Subsidiary or Subsidiary Bank, the consolidated assets of which constitute 10% or more of the assets of the Corporation and, in the case of a Principal Subsidiary, owns shares of a Principal Subsidiary Bank. (Section 101) At the date of this Prospectus, the Subsidiary Banks which were Principal Subsidiary Banks were Wachovia Bank of North Carolina, N.A., Wachovia Bank of Georgia, N.A. and Wachovia Bank of South Carolina, N.A. There is no restriction in the Senior Indenture on the ability of a Principal Subsidiary Bank to sell assets.

     The Senior Indenture also prohibits the Corporation from creating, assuming, incurring or suffering to exist any mortgage, pledge, encumbrance or lien or charge of any kind upon the capital stock of a Principal Subsidiary Bank (other than directors' qualifying shares) or the capital stock of a Principal Subsidiary, except that the following liens are permitted: (i) liens for taxes that are not due, are payable without penalty or are being contested in good faith by appropriate proceedings, and (ii) liens resulting from any judgment that has not remained undischarged or unstayed for more than 60 days. (Section 1006 of the Senior Indenture)

SUBORDINATION OF SUBORDINATED SECURITIES

     The obligations of the Corporation to make any payment on account of the principal of and premium, if any, and interest on the Subordinated Securities will be subordinate and junior in right of payment to all Senior Indebtedness of the Corporation and, in certain circumstances relating to the dissolution, winding-up, liquidation of or reorganization of the Corporation, to all Additional Senior Obligations. (Article Thirteen of the Subordinated Indenture)

     "Senior Indebtedness" is defined in the Subordinated Indenture to mean (a) all indebtedness of the Corporation for money borrowed, whether now outstanding or subsequently created, assumed or incurred, other than (i) the Subordinated Securities, (ii) the 7% Subordinated Notes due 1999 of the Corporation in the aggregate principal amount of $300 million (the "7% Subordinated Notes"), (iii) any obligation Ranking on a Parity with the Subordinated Securities (which includes the 6 3/8% Subordinated Notes due 2003 of the Corporation in the aggregate principal amount of $250 million and the 6 3/8% Subordinated Notes due 2009 of the Corporation in the aggregate principal amount of $250 million (collectively, the "6 3/8% Subordinated Notes"), the 6.80% Subordinated Notes due 2005 of the Corporation in the aggregate principal amount of $250 million (the "6.80% Subordinated Notes") and the 6.605% Subordinated Notes due October 1, 2025 of the Corporation in the aggregate principal amount of $250 million, the holders of which may elect to have all or a portion thereof redeemed on October 1, 2005 (the "6.605% Subordinated Notes")), or (iv) any obligation Ranking Junior to the Subordinated Securities and (b) any deferrals, renewals or extensions of any such Senior Indebtedness. The term "indebtedness of the Corporation for money borrowed" shall mean any obligation of, or any obligation guaranteed by, the Corporation for repayment of borrowed money, whether or not evidenced by bonds, debentures, notes or other written instruments, and any deferred obligations for payment of the purchase price of property or assets acquired other than in the ordinary course of business. "Additional Senior Obligations" is defined in the Indenture to mean all indebtedness of the Corporation, whether now outstanding or subsequently created, assumed or incurred, for claims in respect of derivative products such as interest and foreign exchange rate contracts, commodity contracts and similar arrangements; provided, however, that Additional Senior Obligations do not include (a) any claims in respect of Senior Indebtedness, or (b) any obligations (i) Ranking Junior to the Subordinated Securities, or (ii) Ranking on a Parity with the Subordinated Securities. For purposes of this definition, "claim" shall have the meaning assigned thereto in Section 101(4) of the United States Bankruptcy Code of 1978. The Subordinated Indenture does not limit or prohibit the incurrence of Senior Indebtedness or Additional Senior Obligations.

     The term "Ranking Junior to the Subordinated Securities" is defined in the Subordinated Indenture to mean any obligation of the Corporation which (a) ranks junior to and not equally with or prior to the Subordinated Securities in right of payment upon the happening of any insolvency, receivership, conservatorship, reorganization, readjustment of debt, marshalling of assets and liabilities or similar proceedings or any liquidation or winding-up of or relating to the Corporation as a whole, whether voluntary or involuntary, and (b) is specifically designated as ranking junior to the Subordinated Securities by express provisions in the instrument creating or evidencing such obligation.

     The term "Ranking on a Parity with the Subordinated Securities" is defined in the Subordinated Indenture to mean any obligation of the Corporation which
(a) ranks equally with and not prior to the Subordinated Securities in right of payment upon the happening of any insolvency, receivership, conservatorship, reorganization, readjustment of debt, marshalling of assets and liabilities or similar proceedings or any liquidation or winding-up of or relating to the Corporation as a whole, whether voluntary or involuntary, and (b) is specifically designated as ranking on a parity with the Subordinated Securities by express provision in the instrument creating or evidencing such obligation. (Section 101 of the Subordinated Indenture)

     The Subordinated Securities will be subordinate in right of payment to all Senior Indebtedness, as provided in the Subordinated Indenture. No payment on account of the principal of and premium, if any, or interest in respect of the Subordinated Securities may be made if there shall have occurred and be continuing a default in payment with respect to Senior Indebtedness or an event of default with respect to any Senior Indebtedness resulting in the acceleration of the maturity thereof. Upon any payment or distribution of assets to creditors upon any insolvency, receivership, conservatorship, reorganization, readjustment of debt, marshalling of assets and liabilities or similar proceedings or any liquidation or winding-up of or relating to the Corporation as a whole, whether voluntary or involuntary, (a) the holders of all Senior Indebtedness will first be entitled to receive payment in full before the Holders of the Subordinated Securities will be entitled to receive any payment in respect of the principal of and premium, if any, or interest on the Subordinated Securities, and (b) if after giving effect to the operation of clause (a) above, (i) any amount of cash, property or securities remains available for payment or distribution in respect of the Subordinated Securities ("Excess Proceeds"), and (ii) creditors in respect of Additional Senior Obligations have not received payment in full of amounts due or to become due thereon or payment of such amounts has not been duly provided for, then such Excess Proceeds shall first be applied to pay or provide for the payment in full of all such Additional Senior Obligations before any payment may be made on the Subordinated Securities. If the Holders of Subordinated Securities receive payment and are aware at the time of receiving payment that all Senior Indebtedness and Additional Senior Obligations have not been paid in full, then such payment shall be held in trust for the benefit of the holders of Senior Indebtedness and/or Additional Senior Obligations, as the case maybe. (Section 1301 of the Subordinated Indenture) By reason of such subordination, in the event of insolvency, Holders of the Subordinated Securities may recover less, ratably, than holders of Senior Indebtedness and holders of Additional Senior Obligations.

     Neither the Subordinated Securities (and the 6 3/8% Subordinated Notes, the 6.80% Subordinated Notes and the 6.605% Subordinated Notes, which Rank on a Parity with the Subordinated Securities) nor the 7% Subordinated Notes are by their term subordinate or senior to the other. However, the 7% Subordinated Notes by their terms are subordinated to Senior Indebtedness and Additional Senior Obligations and to all other obligations of the Corporation to its creditors (subject to certain exceptions specified in the indenture pursuant to which the 7% Subordinated Notes are outstanding). As a result of the differences between the subordination provisions applicable to the Subordinated Securities and the 6 3/8% Subordinated Notes, the 6.80% Subordinated Notes and the 6.605% Subordinated Notes, and those applicable to the 7% Subordinated Notes, in the event of any insolvency, receivership, conservatorship, reorganization, readjustment of debt, marshalling of assets and liabilities or similar proceedings or any liquidation or winding up of or relating to the Corporation, the holders of the Subordinated Securities and the 6 3/8% Subordinated Notes, the 6.80% Subordinated Notes and the 6.605% Subordinated Notes, may receive more, ratably, than the holders of the 7% Subordinated Notes.

EVENTS OF DEFAULT; LIMITED RIGHTS OF ACCELERATION FOR SUBORDINATED SECURITIES

     The Indentures (each with respect to any series of Securities) define an "Event of Default" as any one of the following events (whatever the reason and whether it be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body or, with respect to the Subordinated Securities, whether it be occasioned by the subordination provisions of the Subordinated Indenture): (a) failure to pay any interest on any Security of that series when due and payable, continued for 30 days (in the case of Subordinated Securities, whether or not such payment is prohibited by the subordination provisions of the Subordinated Indenture); (b) failure to pay principal of or any premium on any Security of that series when due; (c) failure to deposit any sinking fund payment, when due, in respect of any Security of that series (in the case of Subordinated Securities, whether or not such payment is prohibited by the subordination provisions of the Subordinated Indenture);
(d) failure to perform any other covenants or warranties of the Corporation in the Applicable Indenture (other than a covenant included in the Applicable Indenture solely for the benefit of a series of Securities thereunder other than that series) continued for 60 days after written notice as provided in the Applicable Indenture; (e) the entry of a decree or order for relief in respect of the Corporation by a court having jurisdiction in the premises in an involuntary case under Federal or state bankruptcy laws and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days; (f) the commencement by the Corporation of a voluntary case under Federal or state bankruptcy laws or the consent by the Corporation to the entry of a decree or order for relief in an involuntary case under any such law; (g) with respect to Senior Securities only, unless otherwise provided in the Applicable Prospectus Supplement, failure to pay when due or acceleration of Securities or any other indebtedness for borrowed money, in an aggregate principal amount exceeding $50,000,000, of the Corporation, a Principal Subsidiary or a Principal Subsidiary Bank under the terms of the instrument or instruments under which such indebtedness is issued or secured, unless such acceleration is annulled, or such indebtedness is discharged, or there is deposited in trust a sum of money sufficient to discharge such indebtedness, within 10 days after written notice as provided in the Senior Indenture; and (h) any other Event of Default provided with respect to Securities of that series. (Section 501)

     Acceleration of Senior Securities. If an Event of Default with respect to the Senior Securities of any series at the time Outstanding occurs and is continuing, either the Senior Trustee or the Holders of at least 25% in aggregate principal amount of the Outstanding Senior Securities of that series may declare the principal amount (or, if the Senior Securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms thereof) of all the Senior Securities of that series to be due and payable immediately. At any time after a declaration of acceleration with respect to Senior Securities of any series has been made, but before a judgment or decree based on acceleration has been obtained, the Holders of a majority in aggregate principal amount of Outstanding Senior Securities of that series may, under certain circumstances, rescind and annul such acceleration. (Section 502 of the Senior Indenture)

     Acceleration of Subordinated Securities.   Unless specifically stated in
the Applicable Prospectus Supplement for a particular series of Subordinated Securities, the payment of the principal of the Subordinated Securities may be accelerated only upon the occurrence of an Event of Default described in clause
(e) or clause (f) of the first paragraph of this section (a "Bankruptcy Event of Default") and there is no right of acceleration of the payment of principal of the Subordinated Securities of such series upon a default in the payment of principal, premium, if any, or interest, if any, or in the performance of any covenant or agreement in the Subordinated Securities or Subordinated Indenture.

     If a Bankruptcy Event of Default with respect to the Subordinated Securities of any series at the time Outstanding occurs and is continuing, either the Subordinated Trustee or the Holders of at least 25% in aggregate principal amount of the Outstanding Subordinated Securities of that series may declare the principal amount (or, if the Subordinated Securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms thereof) of all the Subordinated Securities of that series to be due and payable immediately. At any time after a declaration of acceleration with respect to Subordinated Securities of any series has been made, but before a judgment or decree based on acceleration has been obtained, the Holders of a majority in aggregate principal amount of Outstanding Subordinated Securities of that series may, under certain circumstances, rescind and annul such acceleration. (Section 502 of the Subordinated Indenture)

     General. In the event of a default in the payment of principal, premium, if any, or interest, if any, or the performance of any covenant or agreement in the Securities or the Indentures, the Applicable Trustee, subject to certain limitations and conditions, may institute judicial proceedings to enforce payment of such principal, premium, if any, or interest, if any, or to obtain the performance of such covenant or agreement or any other proper remedy. (Section 503) Under certain circumstances, the Applicable Trustee may withhold notice to the Holders of the Securities in a default if the Applicable Trustee in good faith determines that the withholding of such notice is in the best interest of such Holders, and the Applicable Trustee shall withhold such notice for certain defaults for a period of 30 days. (Section 602) Reference is made to the Prospectus Supplement relating to any series of Offered Securities that are Original Issue Discount Securities for the particular provisions relating to acceleration of the Stated Maturity of a portion of the principal amount of such series of Original Issue Discount Securities upon the occurrence of an Event of Default and the continuation thereof.

     The Indentures provide that, subject to the duty of the Applicable Trustee during default to act with the required standard of care, the Applicable Trustee will be under no obligation to exercise any of its rights or powers under the Applicable Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Applicable Trustee reasonable security or indemnity. (Section 603) Subject to such provisions for the indemnification of the Applicable Trustee and to certain other conditions, the Holders of a majority in aggregate principal amount of the Outstanding Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Applicable Trustee, or exercising any trust or power conferred on the Applicable Trustee, with respect to the Securities of that series. (Section 512)

     No Holder of any series of Securities will have any right to institute any proceeding with respect to the Applicable Indenture, or for the appointment of a receiver or trustee or for any remedy thereunder, unless such Holder shall have previously given to the Applicable Trustee written notice of a continuing Event of Default and unless the Holders of at least 25% in aggregate principal amount of the Outstanding Securities of that series shall have made written request, and offered reasonable indemnity, to the Applicable Trustee to institute such proceeding as trustee, and such Trustee shall not have received from the Holders of a majority in aggregate principal amount of the Outstanding Securities of that series a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. (Section 507) However, such limitations do not apply to a suit instituted by a Holder of a Security for enforcement of payment of the principal of and premium, if any, or interest on such Security on or after the respective due dates expressed in such Security. (Section 508)

     The Corporation is required to furnish to each Trustee annually a statement as to the performance by the Corporation of certain of its obligations under the Applicable Indenture and as to any default in such performance. (Section 1007 of the Senior Indenture; Section 1005 of the Subordinated Indenture)

MODIFICATION AND WAIVER

     Modification and amendment of the Indentures may be made by the Corporation and the Applicable Trustee with the consent of the Holders of not less than a 66 2/3% in aggregate principal amount of the Outstanding Securities of each series issued under the Applicable Indenture and affected by the modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holders of each Outstanding Security of the series affected thereby (a) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Security of such series; (b) reduce the principal amount of or premium, if any, or interest on, any Security of any series (including in the case of an Original Issue Discount Security the amount payable upon acceleration of the maturity thereof); (c) change the place or currency of payment of principal of or the premium, if any, or interest on any Security of such series; (d) impair the right to institute suit for the enforcement of any payment on any Security of such series on or after the Stated Maturity thereof (or, in the case of redemption, on or after the Redemption
Date);

(e) in the case of Subordinated Securities, modify the subordination provisions in a manner adverse to the Holders of the Subordinated Securities of such series; or (f) reduce the percentage in principal amount of Outstanding Securities of any series, the consent of whose Holders is required for modification or amendment of the Applicable Indenture or for waiver of compliance with certain provisions of the Applicable Indenture or for waiver of certain defaults. (Section 902)

     The Holders of at least a 66 2/3% in aggregate principal amount of the Outstanding Securities of any series may, on behalf of all Holders of that series of Securities, waive compliance by the Corporation with certain restrictive provisions of the Applicable Indenture. (Section 1008 of the Senior Indenture; Section 1006 of the Subordinated Indenture) The Holders of a majority in aggregate principal amount of the Outstanding Securities of any series may, on behalf of all Holders of that series of Securities, waive any past default under the Applicable Indenture, except a default in the payment of principal, premium, if any, or interest and in respect of certain covenants. (Section 513)

CONSOLIDATION, MERGER AND SALE OF ASSETS

     Under the Indentures, the Corporation may not consolidate with or merge into any other corporation or sell, convey, exchange, transfer or lease its properties and assets substantially as an entirety to any Person, unless (a) any successor or purchaser is a corporation organized under the laws of any domestic jurisdiction; (b) any such successor or purchaser expressly assumes the Corporation's obligations on such Securities and under the Indentures; (c) immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing; and (d) certain other conditions are met. (Section 801)

ASSUMPTION BY SUBSIDIARY

     A Subsidiary may assume the Corporation's obligations under the Senior Indenture or the Subordinated Indenture (including the Corporation's obligation to pay principal of and premium, if any, and interest on the Securities, but excluding the Corporation's obligation to comply with certain covenants) provided that (a) such Subsidiary expressly assumes the Corporation's obligations under the Applicable Indenture; (b) the Corporation guarantees such Subsidiary's obligations; (c) such Subsidiary agrees to indemnify each Holder against certain taxes and expenses relating to, or incurred directly in connection with, such assumption; (d) immediately after giving effect to the assumption, no Event of Default, and no event which, after notice or lapse of time, or both, would become an Event of Default, shall have occurred and be continuing; (e) certain Opinions of Counsel and Officers' Certificates are delivered to the Applicable Trustee; and (f) certain other obligations are met. (Section 803)

TRUSTEES

     The Senior Trustee. The Chase Manhattan Bank is the Senior Trustee under the Senior Indenture. The Chase Manhattan Bank maintains a deposit account and conducts other banking transactions with the Corporation and its subsidiaries in the ordinary course of business. The Senior Indenture provides for the indemnification of the Senior Trustee by the Corporation under certain circumstances.

     The Subordinated Trustee. Mellon Bank, N.A. is the Subordinated Trustee under the Subordinated Indenture. Mellon Bank, N.A. maintains a deposit account and conducts other banking transactions with the Corporation and its subsidiaries in the ordinary course of business, serves as trustee under the indenture pursuant to which the 7% Subordinated Notes are outstanding and serves as trustee with respect to the 6 3/8% Subordinated Notes, the 6.80% Subordinated Notes and the 6.605% Subordinated Notes, which are outstanding pursuant to the Subordinated Indenture. The Subordinated Indenture provides for the indemnification of the Subordinated Trustee by the Corporation under certain circumstances.

                              PLAN OF DISTRIBUTION

     The Corporation may offer and sell Securities to or through underwriters, acting as principals for their own accounts or as agents, and also may offer and sell Securities directly to other purchasers. Any underwriters or agents in connection with Offered Securities will be named in the related Prospectus Supplement and any underwriting compensation paid to such underwriters or agents will be set forth therein. Such underwriters may include a single firm or may be a group of underwriters represented by such firm. Unless otherwise indicated in the Prospectus Supplement, any underwriters will be required to purchase all of the Offered Securities if any are purchased.

     The distribution of Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

     In connection with the sale of Securities, underwriters may receive compensation from the Corporation and from purchasers of Securities for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters, dealers and agents that participate in the distribution of Securities may be deemed to be underwriters and any discounts or commissions received by them and any profit on the resale of Securities by them may be deemed to be underwriting discounts and commissions under the Securities Act.

     Under agreements which may be entered into with the Corporation, underwriters, dealers and agents who participate in the distribution of the Offered Securities may be entitled to indemnification by the Corporation against certain liabilities, including liabilities under the Securities Act, or contribution with respect to payments which the underwriters, dealers or agents may be required to make in respect thereof. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for the Corporation and its subsidiaries in the ordinary course of business.

     If so indicated in the Prospectus Supplement, the Corporation will authorize dealers or other persons acting as the Corporation's agents to solicit offers by certain institutions to purchase Offered Securities from the Corporation pursuant to delayed delivery contracts ("Contracts") providing for payment and delivery on a future date or dates stated in the Prospectus Supplement. Each Contract will be for an amount not less than, and the aggregate amount of Offered Securities sold pursuant to Contracts shall not be less than nor more than, the respective amounts stated in the Prospectus Supplement. Institutions with which Contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by the Corporation. The obligations of any purchaser under any Contract will not be subject to any conditions except that (a) the purchase of the Offered Securities shall not at the time of delivery be prohibited under the laws of any jurisdiction to which such purchaser is subject, and (b) if the Offered Securities are also being sold to underwriters, the Corporation will have sold to such underwriters the Offered Securities not sold for delayed delivery. The dealers and such other persons acting as agents of the Corporation will not have any responsibility in respect of the validity or performance of Contracts.

                                    EXPERTS

     The consolidated financial statements of Wachovia Corporation and subsidiaries at December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995, incorporated by reference in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in its report thereon and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                 LEGAL MATTERS

     The validity of the Offered Securities will be passed upon for the Corporation by Kenneth W. McAllister, General Counsel of the Corporation, and for any underwriters or agents by King & Spalding, Atlanta, Georgia. As to matters of Pennsylvania law, Mr. McAllister and King & Spalding will rely on the opinion of Drinker Biddle & Reath, Philadelphia, Pennsylvania. From time to time, King & Spalding has provided and may in the future provide legal services to the Corporation and its subsidiaries.

------------------------------------------------------
------------------------------------------------------

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE CORPORATION OR ANY UNDERWRITER. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE CORPORATION SINCE SUCH DATE.

             -----------------

             TABLE OF CONTENTS

                                         PAGE
                                         ----
            PROSPECTUS SUPPLEMENT
Wachovia Corporation...................   S-2
Consolidated Ratio of Earnings to Fixed
  Charges..............................   S-2
Description of Senior Notes............   S-3
Underwriting...........................   S-4
                 PROSPECTUS
Available Information..................     2
Incorporation of Certain Documents by
  Reference............................     2
Wachovia Corporation...................     2
Certain Regulatory Considerations......     3
Consolidated Ratio of Earnings to Fixed
  Charges..............................     6
Use of Proceeds........................     6
Description of Securities..............     6
Plan of Distribution...................    15
Experts................................    15
Legal Matters..........................    16

------------------------------------------------------
------------------------------------------------------

------------------------------------------------------
------------------------------------------------------
                                  $200,000,000

                              WACHOVIA CORPORATION

                              6.625% SENIOR NOTES
                             DUE NOVEMBER 15, 2006
                               ------------------

                                   PROSPECTUS
                                   SUPPLEMENT

                               NOVEMBER 12, 1996

                               ------------------

                               SMITH BARNEY INC.
                              MORGAN STANLEY & CO.
                                  INCORPORATED
------------------------------------------------------
------------------------------------------------------